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                                                                     EXHIBIT 5



                  [Letterhead of Morgan, Lewis & Bockius LLP]



July __, 1998


Allied Digital, Inc.
140 Fell Court
Hauppauge, New York 11788

Ladies and Gentlemen:

We have acted as special counsel for Allied Digital, Inc., a New York corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") by the Company and each of the other registrants listed as Additional Registrants in the Registration Statement (the "Guarantors"), relating to the issuance by the Company of $100,000,000 aggregate principal amount of its Senior Subordinated Notes due 2008 (the "Notes") and guaranteed (the "Guarantees") by the Guarantors.

We have examined the Registration Statement and the form of Indenture (the "Indenture") to be entered into by the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), which will be filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

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Allied Digital, Inc.
July __, 1998
Page 2


Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Notes registered on the Registration Statement, when executed and authenticated in accordance with the provisions of the Indenture and delivered as contemplated in the Registration Statement and the Indenture against payment therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the Notes are duly issued and delivered by the Company, the Guarantee of each Guarantor will constitute a valid and legally binding obligation of such Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

This opinion is rendered to you in connection with the above described transaction and may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP
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MORGAN, LEWIS & BOCKIUS LLP